Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Neurotrope, Inc. on Form S-3, of our report dated March 10, 2017 with respect to our audits of the consolidated financial statements of Neurotrope, Inc. as of December 31, 2016 and 2015 and for each of the years in the two-year period then ended appearing in the Annual Report on Form 10-K. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

East Hanover, New Jersey

March 31, 2017